EXHIBIT 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-191588) pertaining to the Empire State Realty Trust, Inc. Empire State Realty OP, L.P. 2013 Equity Incentive Plan of our reports dated July 21, 2014, with respect to the Statements of Revenues and Certain Expenses of 112 West 34th Street and 1400 Broadway for the years ended December 31, 2013, 2012 and 2011, included in this Current Report on Form 8-K of Empire State Realty Trust, Inc. dated as of July 15, 2014.

/s/ Ernst & Young LLP

New York, New York

July 21, 2014